INVESTMENT ADVISORY AGREEMENT


          THIS INVESTMENT ADVISORY AGREEMENT ("Agreement"), is made and entered into this 26th day of June, 1997 by and between Berkshire Capital Investment Trust, a Delaware business trust (the "Fund"), and Berkshire Capital Holdings, Inc., a California corporation (the "Investment Adviser").


                             W I T N E S S E T H:


          WHEREAS, the Fund, and open-end, non-diversified investment company registered under the Investment Company Act of 1940 (the "1940 Act"), wishes to retain the Investment Adviser to provide investment advisory services to the Fund; and

          WHEREAS, the Investment Adviser is willing to furnish such services on the terms and conditions hereinafter set forth;

          NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed as follows:


1. Employment of the Investment Adviser. The Fund hereby appoints the Investment Adviser to manage the investment and reinvestment of assets of the Berkshire Capital Growth & Value Fund and any other portfolio of the Fund which may be hereafter designated as a separate series for the period and on the terms set forth in this Agreement. The Investment Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

2. Obligations of the Fund. The Fund shall at all times inform the Investment Adviser as to the securities owned by it, the funds available or to become available for investment by it, and generally as to the condition of its affairs. It shall furnish the Investment Adviser with such other documents and information with regard to its affairs as the Investment Adviser may from time to time reasonably request.

3. Obligations of the Investment Adviser. Subject to the direction and control of the Fund's Board of Trustees, the Investment Adviser shall regularly provide the Fund with investment research, advice, management and supervision and shall furnish a continuous investment program for the Fund's portfolio of securities consistent with the Fund's investment objective, policies, and limitations as stated in the Fund's current Prospectus and Statement of Additional Information. The Investment Adviser shall determine from time to time what securities will be purchased, retained or sold by the Fund, and shall implement those decisions, all subject to the provisions of the Fund's Declaration of Trust, the 1940 Act, the applicable rules and regulations of the Securities and Exchange Commission, and other applicable federal and state laws, as well as the investment objectives, policies, and limitations of the Fund. In placing orders for the Fund with brokers and dealers with respect to the execution of the Fund's securities transactions, the Investment Adviser shall attempt to obtain the best net results. In doing so, the Investment Adviser may consider such factors which it deems relevant to the Fund's best interest, such as price, the size of the transaction, the nature of the market for the security, the amount of the commission, the timing of the transaction, the reputation, experience and financial stability of the broker-dealer involved and the quality of service rendered by the broker-dealer in other

                                     -5A-
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transactions. The Investment Adviser shall have the discretionary authority to utilize certain broker-dealers even though it may result in the payment by the Fund of an amount of commission for effecting a securities transaction in excess of the amount of commission another broker-dealer would have charged for effecting that transaction, providing, however, that the Investment Adviser had determined that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by the broker-dealer effecting the transaction. In no instance will portfolio securities be purchased from or sold to the Investment Adviser or any affiliated person thereof except in accordance with the rules and regulations promulgated by the Securities and Exchange Commission pursuant to the 1940 Act. The Investment Adviser shall also provide advice and recommendations with respect to other aspects of the business and affairs of the Fund and shall perform such other functions of management and supervision as may be directed by the Board of Trustees of the Fund, provided that in no event shall the
Investment   Adviser   be  responsible  for  any  expense  occasioned  by  the
performance of such functions.

4.        Expenses  of  the  Fund.  The  Investment Adviser is responsible for
(i) the compensation of any of the Fund's trustees, officers and employees who are interested persons of the Investment Adviser, (ii) compensation of the Investment Adviser's personnel and other expenses in connection with the provisions of portfolio management services under this Agreement, and (iii) expenses of printing and distributing the Fund's prospectus and sales and advertising materials to prospective clients. Other than as herein specifically indicated, the Investment Adviser shall not be responsible for the Funds expenses. Specifically, the Investment Adviser will not be responsible, except to the extent of the reasonable compensation of employees of the Fund whose services may be used by the Investment Adviser hereunder, for any of the following expenses of the Fund, which expenses shall be borne by Fund: legal and audit expenses, organizational expenses; interest; taxes; governmental fees; industry association fees; the cost (including brokerage commissions or charges, if any) of securities purchased or sold by the Fund and any losses incurred in connection herewith; fees, if any, of custodians, transfer agents, registrars or other agents; distribution fees; expenses of preparing share certificates; expenses relating to the redemption or repurchase of the Fund's shares; fees and expenses of registering the Fund's shares under the federal securities laws and of qualifying its shares under applicable state Blue Sky laws, including expenses attendant upon renewing such registrations and qualifications; expenses of preparing, setting in print, printing and distributing prospectuses, proxy statements, reports, notices, and dividends to fund shareholders; cost of stationary; costs of shareholders and other meetings of the Fund; compensation and expenses of the independent trustees of the Fund; fidelity bond and other insurance covering the Fund and its officers and trustees.

5. Limitations on Salaries. No trustee, officer or employee of the Fund shall receive from the Fund any salary or other compensation as such trustee, officer or employee while he is at the same time director, officer or employee of the Investment Adviser or any affiliated company of the Investment Adviser. This paragraph shall not apply to trustees, executive committee members, consultants and other persons who are not regular members of the Investment Adviser's or any affiliated company's staff.

6. Compensation. As compensation for the services performed by the Investment Adviser, the Fund shall pay the Investment Adviser, as promptly as possible after the last day of each month, a fee, accrued each calendar day (including weekends and holidays) at a rate of 1.5% per annum of the daily net assets of the Fund. The Investment Adviser shall reduce such fee or, if necessary, make payments to the Fund to the extent required to satisfy any limitations with respect thereto imposed by the securities laws or regulations thereunder of any state in which the Fund's shares are qualified for sale. The daily net assets of the Funds shall be computed as of the time of the regular close of business of the New York Stock Exchange, or such other time as may be determined by the Board of Trustees of the Fund. Any of such payments as to which the Investment Adviser may so request shall be accompanied by a report of the Fund prepared either by the Fund or by a reputable firm of independent accountants which shall show the amount properly payable to the Investment Adviser under this Agreement and detailed computation thereof.

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7.        Limitation  of  Liability.   The  Investment  Adviser   assumes   no
responsibility under this Agreement other than to render the services called for hereunder in good faith, and shall not be responsible for any action of the Board of Trustees of the Fund in the following or declining to follow any advice or recommendation of the Investment Adviser; provided that nothing in this Agreement shall protect the Investment Adviser against any liability to the Fund or its stockholders to which it would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties hereunder.

8. Independent Contractor. The Investment Adviser shall be an independent contractor and shall have no authority to act for or represent the Fund in its investment commitments unless otherwise provided. No agreement, bid, offer, commitment, contract or other engagement entered into by the Investment Adviser whether on behalf of the Investment Adviser or whether purporting to have been entered unto on behalf of the Fund shall be binding upon the Fund, and all acts authorized to be done by the Investment Adviser under this Agreement shall be done by it as an independent contractor and not as an agent.

9. Activities of the Investment Adviser. Nothing in this Agreement shall limit or restrict the right of any director, officer, or employee of the Investment Adviser who may also be a trustee, officer, or employee of the Fund, to engage in any other business or to devote his time and attention in part to the management or other aspects of any other business, whether of a similar nature or dissimilar nature, nor to limit or restrict the right of the Investment Adviser to engage in any other business or to render services of any kind, including investment advisory services, to any other corporation, firm, individual or association.

10. Definitions. As used in this Agreement, the terms "assignment," "interested person," and "majority of the outstanding voting securities" shall have meanings given to them by Section 2(a) of the 1940 Act, subject to such exemptions as may be granted by the Securities and Exchange Commission by any rule, regulation or order.

11. Termination. This Agreement shall terminate automatically in the event of its assignment by the Investment Adviser and shall not be assignable by the Fund without consent of the Investment Adviser. This Agreement may also be terminated at any time, without payment of penalty (i) by the Fund either by vote of the Board of Trustees of the Fund or by vote of a majority of the outstanding voting securities of the Fund, on 60 days written notice to the Investment Adviser, or (ii) by the Investment Adviser on 60 days written notice to the Fund. Upon the termination of this agreement, the obligations of all the parties hereunder shall cease and terminate as of the date of such termination, except for any obligation to respond for a breach of this Agreement committed prior to such termination and except or the obligation of the Fund to pay to the Investment Adviser the fee provided in Paragraph 6 hereof, prorated to the date of termination.

12. Term. This Agreement shall become effective on the effective date of the first public offering of the Fund's shares and shall continue in effect for one year and from year to year thereafter only so long as specifically approved annually by (i) the Fund's Board of Trustees and by a vote of the holders of a majority of the outstanding voting securities of the Fund, or
(ii) a majority of the Trustees who are not parties to the Agreement or "interested persons" (as defined in the Act) of any such party cast in person at a meeting called for the purpose of voting on such approval.

13. Amendments. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no material amendment of this agreement shall be effective until approved by vote of the holders of a majority of the Fund's outstanding voting securities.

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14.     Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.


          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and sealed by their officers thereunto duly authorized on the day and year first above written.



ATTEST:                                     BERKSHIRE CAPITAL INVESTMENT TRUST


     /s/ Ronald G. Seger                         /s/ Malcolm R. Fobes III
By:  ____________________________           By:  _____________________________
     Ronald G. Seger,                            Malcolm R. Fobes III,
     Secretary                                   President



ATTEST:                                       BERKSHIRE CAPITAL HOLDINGS, INC.


     /s/ Ronald G. Seger                         /s/ Malcolm R. Fobes III
By:  ____________________________           By:  _____________________________
     Ronald G. Seger, Secretary                  Malcolm R. Fobes III,
     Secretary                                   Chairman & CEO


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